PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806 Dated November 23, 2011
Royal Bank of Canada Step Performance Securities $3,317,750 Linked to the S&P 500® Index due on November 29, 2013
Investment Description
Step Performance Securities are unsubordinated, unsecured debt securities issued by Royal Bank of Canada with returns linked to the performance of the S&P 500® Index (the “Index”) (each, a “Security” and collectively, the “Securities”). At maturity, Royal Bank of Canada will pay you a cash payment per Security based upon the direction of and the percentage change in the level of the Index from the Trade Date to the Final Valuation Date.  If the Index Return is equal to or greater than zero, Royal Bank of Canada will repay your principal amount plus an additional payment equal to the product of the principal amount multiplied by the greater of (a) the Index Return and (b) the Step Return of 20.16%.  If the Index Return is negative, Royal Bank of Canada will repay less than your principal amount, if anything, resulting in a loss of 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Index Return is less than zero. Accordingly, investors must be willing to risk losing up to 100% of their principal amount invested. Investing in the Securities involves significant risks. You will not receive any interest payments during the term of the Securities, and the Securities will not be listed on any exchange. You may lose some or all of your principal if the Index Return is negative. Any payment on the Securities is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amount owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑     Participation in the Positive Performance of the Index with a Step Return Feature—If the Index Return is zero or positive, Royal Bank of Canada will repay your principal amount at maturity plus pay a return equal to the greater of (a) the Step Return of 20.16% and (b) the Index Return. You will have full downside exposure to any negative Index Return at maturity.

❑     Full Downside Market Exposure- If the Index Return is negative, you will be fully exposed to such negative Index Return at maturity, resulting in a loss of principal that is proportionate to the percentage decline of the Index from the Trade Date to the Final Valuation Date.  You could lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                               November 23, 2011
Settlement Date                        November 30, 2011
Final Valuation Date1                November 22, 2013
Maturity Date1                           November 29, 2013
1       Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the product prospectus supplement UBS-EI-STEPS.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-5 OF PRODUCT PROSPECTUS SUPPLEMENT UBS-EI-STEPS BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Step Performance Securities linked to the Index. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.
Underlying Index	Index Ticker	Term	Step Return	Index Starting Level	CUSIP	ISIN
S&P 500® Index	SPX	2 years	20.16%	1,161.79	78010W541	US78010W5417

See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement UBS-EI-STEPS dated October 21, 2011 and this Pricing Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this Pricing Supplement or the prospectus, prospectus supplement and product prospectus supplement UBS-EI-STEPS.  Any representation to the contrary is a criminal offense.

	Price to Public(1)(3)		Fees and Commissions(2)(3)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the S&P 500® Index	$3,317,750	$10.00	$66,355	$0.20	$3,251,395	$9.80

(1)
The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-13 of the product prospectus supplement UBS-EI-STEPS.

(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission for sales of the Securities to brokerage accounts of $0.20 per $10.00 in principal amount of the Securities.
(3)
With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution” on page 14 of this Pricing Supplement.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
You should read this Pricing Supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement UBS-EI-STEPS dated October 21, 2011.  This Pricing Supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product prospectus supplement UBS-EI-STEPS, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement UBS-EI-STEPS dated October 21, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911003524/j1019111424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this Pricing Supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has similar downside market risk as the Index.

♦    You believe the closing level of the Index will stay the same or increase over the term of the Securities.

♦    You are willing to invest in the Securities based on the Step Return of 20.16%.

♦    You are willing and able to hold the Securities to maturity, a term of two years.

♦    You are willing to invest in securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets Corporation, which we refer to “RBCCM,” is willing to trade the Securities.

♦    You do not seek current income from your investment and are willing to forego dividends paid on the equity securities included in the Index.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not understand the risks inherent in an investment in the Securities, including the loss of your entire investment.

♦     You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that has similar downside market risk as the Index.

♦     You believe that the closing level of the Index will decrease over the term of the Securities.

♦    You seek an investment designed to repay your full principal amount at maturity.

♦     You are unable or unwilling to hold the Securities to maturity, a term of two years, and you seek an investment for which there will be an active secondary market.

♦     You are unwilling to invest in the Securities based on the Step Return of 20.16%.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦     You seek current income from this investment or prefer to receive the dividends paid on the equity securities included in the Index.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this Pricing Supplement and “Risk Factors” in the product prospectus supplement UBS-EI-STEPS for risks related to an investment in the Securities.

Final Terms of the Securities
Issuer	Royal Bank of Canada
Issue Price	$10 per Security for brokerage account holders; $9.80 per Security for advisory account holders (both subject to a minimum purchase of 100 Securities).
Principal Amount	$10 per Security. The Payment at Maturity will be based on the Principal Amount.
Term	Two years
Index	S&P 500® Index
Payment at Maturity (per $10 Security)	If the Index Return is greater than or equal to zero, Royal Bank of Canada will pay you at maturity a cash payment per $10.00 in principal amount of the Securities equal to the greater of:
a) $10 + ($10.00 x Step Return); and
b) $10 + ($10.00 x Index Return).
If the Index Return is negative, Royal Bank of Canada will pay you at maturity a cash payment, per $10.00 in principal amount of the Securities, calculated as follows:
$10.00 + ($10.00 × Index Return)

Accordingly, if the closing level of the Index declines from the Trade Date to the Final Valuation Date, you may lose up to 100% of your principal in an amount proportionate to the negative Index Return.

Index Return	Index Ending Level – Index Starting Level Index Starting Level
Step Return	20.16%
Index Starting Level	The index closing level on the Trade Date, which was 1,161.79
Index Ending Level	The Index Closing Level on the Final Valuation Date.

Investment Timeline

The Index Starting Level was determined. The Step Return was set.

The Index Ending Level and Index Return are determined as of the Final Valuation Date.

If the Index Return is zero or positive, Royal Bank of Canada will pay you a cash payment per Security equal to the greater of:

(a) $10.00 + ($10.00 × Step Return); and
(b) $10.00 + ($10.00 × Index Return).

If the Index Return is negative, Royal Bank of Canada will pay you a cash payment that is less than your principal amount of $10.00 per Security, resulting in a loss of principal that is proportionate to the percentage decline of the Index, and equal to:

$10.00 + ($10.00 x Index Return)

Accordingly, if the closing level of the Index declines from the Trade Date to the Final Valuation Date, you may lose up to 100% of your principal in an amount proportionate to the negative Index Return

Hypothetical Examples of How the Securities Perform
The following examples reflect the Step Return of 20.16%.

The following examples illustrate the payment at maturity on a hypothetical offering of the Securities under different hypothetical scenarios based on the following:

Term:	Two years
Principal amount:	$10.00 per Security
Hypothetical Index Starting Level*	1,000
Step Return	20.16%

*	The hypothetical Index Starting Level is provided for illustrative purposes only. The actual Index Starting Level is 1,161.79. See the section “S&P 500® Index” for actual recent levels of the Index.

Example 1: The level of the Index increases from a starting level of 1,000 to an ending level of 1,600.

Because the Index Return is 60.00%, Royal Bank of Canada will pay you at maturity the principal amount of $10 per Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the Index Return and (b) the Step Return.

Because the Index Return of 60.00% is greater than the Step Return of 20.16%, at maturity, Royal Bank of Canada will pay a cash payment per Security equal to:

Principal amount + (Principal amount × Index Return) = $10.00 + ($10.00 × 60.00%) = $16.00

You would receive $16.00 at maturity for each $10.00 Security for a total return on the Securities equal to the Index Return of 60.00% for brokerage accounts and 63.27% for advisory accounts.

Example 2: The level of the Index increases from a starting level of 1,000 to an ending level of 1,150.

Because the Index Return is 15.00%, Royal Bank of Canada will pay you at maturity the principal amount of $10 per Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the Index Return and (b) the Step Return.

Because the Index Return of 15% is less than the Step Return of 20.16%, at maturity, Royal Bank of Canada will pay a cash payment per Security equal to:

Principal amount + (Principal amount × Step Return) = $10.00 + ($10.00 × 20.16%) = $12.02

You would receive $12.02 at maturity for each $10.00 Security for a total return on the Securities equal to the Step Return of 20.16% for brokerage accounts and 20.61% for advisory accounts.

Example 3: The level of the Index neither increases nor decreases from a starting level of 1,000 to an ending level of 1,000.

Because the Index Return is 0%, Royal Bank of Canada will pay you at maturity the principal amount of $10 per Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the Index Return and (b) the Step Return.

Because the Index Return of 0% is less than the Step Return of 20.16%, at maturity, Royal Bank of Canada will pay a cash payment per Security equal to:

Principal amount + (Principal amount × Step Return) = $10.00 + ($10.00 × 20.16%) = $12.02

You would receive $12.02 at maturity for each $10.00 Security for a total return on the Securities equal to the Step Return of 20.16% for brokerage accounts and 20.61% for advisory accounts.

Example 4: The level of the Index decreases from a starting level of 1,000 to an ending level of 700.

Because the Index Return is -30.00%, Royal Bank of Canada will pay you at maturity an amount less than the principal amount of $10 per Security, resulting in a loss of principal proportionate to the decline in the Index from the Index Starting Level to the Index Ending Level.

Because the Index Return of -30.00% is less than zero, at maturity, Royal Bank of Canada will pay a cash payment per Security equal to:

Principal amount + (Principal amount × Index Return) = $10.00 + ($10.00 × -30%) = $7.00

You would receive $7.00 at maturity for each $10.00 Security, for a total loss on the Securities equal to the Index Return of -30.00% for brokerage accounts and -28.57% for advisory accounts.

Hypothetical Return Table of the Securities at Maturity
The table below is based on the following terms:

Term:	Two years
Principal amount:	$10.00 per Security
Hypothetical Index Starting Level*:	1,000
Step Return:	20.16%
Range of the Index Performance:	60.00% to -100.00%

*	The hypothetical Index Starting Level is provided for illustrative purposes only. The actual Index Starting Level is 1,161.79. See the section “S&P 500® Index” for actual recent levels of the Index.

Hypothetical Index Ending Level	Hypothetical Index Return	Hypothetical Payment at Maturity	Hypothetical Total Return at Maturity per $10.00 Issue Price(1)	Hypothetical Total Return at Maturity per $9.80 Issue Price(2)
1,600	60.00%	$16.00	60.00%	63.27%
1,500	50.00%	$15.00	50.00%	53.06%
1,400	40.00%	$14.00	40.00%	42.86%
1,300	30.00%	$13.00	30.00%	32.65%
1,201.60	20.16%	$12.02	20.16%	20.61%
1,150	15.00%	$12.02	20.16%	20.61%
1,100	10.00%	$12.02	20.16%	20.61%
1,050	5.00%	$12.02	20.16%	20.61%
1,000	0.00%	$12.02	20.16%	20.61%
950	-5.00%	$9.50	-5.00%	-3.06%
900	-10.00%	$9.00	-10.00%	-8.16%
850	-15.00%	$8.50	-15.00%	-13.27%
800	-20.00%	$8.00	-20.00%	-18.37%
700	-30.00%	$7.00	-30.00%	-28.57%
600	-40.00%	$6.00	-40.00%	-38.78%
500	-50.00%	$5.00	-50.00%	-48.98%
400	-60.00%	$4.00	-60.00%	-59.18%
300	-70.00%	$3.00	-70.00%	-69.39%
200	-80.00%	$2.00	-80.00%	-79.59%
100	-90.00%	$1.00	-90.00%	-89.80%
0.00	-100.00%	$0.00	-100.00%	-100.00%

(1)
The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security for all brokerage account holders.

(2)
The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $9.80 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution” on page 14 of this Pricing Supplement.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index or any of the equity securities included in the Index. These risks are explained in more detail in the “Risk Factors” section of the product prospectus supplement UBS-EI-STEPS.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss:  The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay your principal amount at maturity.  The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative.  If the Index Return is negative, your investment will be fully exposed to any decline in the Index Ending Level as compared to the Index Starting Level, and Royal Bank of Canada will repay less than your principal amount, if anything, resulting in a loss of principal proportionate to the negative Index Return.  Accordingly, you may lose some or all of your principal if the Index Return is negative.

♦
Credit Risk of Royal Bank of Canada:  The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
The Step Return Applies Only if You Hold the Securities to Maturity: You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Step Return and the return you realize may be less than the Step Return or the return of the Index at the time of sale. You can receive the full benefit of the Step Return from Royal Bank of Canada only if you hold your Securities to maturity.

♦	No Interest Payments: You will not receive any interest payments in respect to the Securities.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity:  While the payment at maturity for the Securities is based on the full principal amount of the Securities, the original issue price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and, for brokerage account holders, the issue price also includes the agents’ commission. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦
No Dividend Payments or Voting Rights:  Investing in the Securities is not equivalent to investing directly in any of the equity securities included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities underlying the Index would have.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index or the equity securities included in the Index, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price:  Trading or transactions by Royal Bank of Canada or its affiliates in the equity securities composing the Index or in futures, options, exchange-traded funds or other derivative products on the equity securities underlying the Index may adversely affect the market value of the equity securities underlying the Index, the level of the Index and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time to maturity of the Securities;

♦	the dividend rate on the equity securities underlying the Index;

♦	interest and yield rates in the market generally, as well as in each of the markets of the equity securities included in the Index;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this Pricing Supplement as a pre-paid cash-settled derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest on a Security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest, such as any amount paid at maturity in excess of the amount paid for the Security) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Index is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the product prospectus supplement UBS-EI-STEPS, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

S&P 500® Index

All disclosures contained in this Pricing Supplement regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”). S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are discussed in the section of the product prospectus supplement entitled “General Terms of the Securities— Discontinuation of the Index; Alteration of Method of Calculation.” Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of November 23, 2011, 404 companies included in the Index traded on the New York Stock Exchange, and 96 companies included in the Index traded on The NASDAQ Stock Market. On November 23, 2011, the average market capitalization of the companies included in the Index was $21.11 billion. As of that date, the largest component of the Index had a market capitalization of $359.31 billion, and the smallest component of the Index had a market capitalization of $0.78 billion.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the Index, with the approximate percentage of the market capitalization of the Index included in each group as of November 23, 2011 indicated in parentheses: Consumer Discretionary (10.71%); Consumer Staples (11.67%); Energy (12.71%); Financials (13.18%); Health Care (11.70%); Industrials (10.63%); Information Technology (19.53%); Materials (3.49%); Telecommunication Services (3.10%); and Utilities (3.82%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P and Royal Bank of Canada have entered into a non-exclusive license agreement providing for the license to Royal Bank of Canada, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Securities. The Index is owned and published by S&P.

The license agreement between S&P and Royal Bank of Canada provides that the following language must be set forth in this Pricing Supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P Index to track general stock market performance. S&P's only relationship to Royal Bank of Canada is the licensing of certain trademarks and trade names of S&P and of the S&P Index which is determined, composed and calculated by S&P without regard to Royal Bank of Canada or the Securities. S&P has no obligation to take the needs of Royal Bank of Canada or the owners of the Securities into consideration in determining, composing or calculating the S&P Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500®" are trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by Royal Bank of Canada. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing levels of the Index, as reported by Bloomberg Financial Markets.  The closing level of the Index on November 23, 2011 was 1,161.79. The historical values of the Index should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra-Day Low	Quarterly Period-End Close
1/1/2008	3/31/2008	1,471.77	1,256.98	1,322.70
4/1/2008	6/30/2008	1,440.24	1,272.00	1,280.00
7/1/2008	9/30/2008	1,313.15	1,106.42	1,166.36
10/1/2008	12/31/2008	1,167.03	741.02	903.25
1/1/2009	3/31/2009	943.85	666.79	797.87
4/1/2009	6/30/2009	956.23	783.32	919.32
7/1/2009	9/30/2009	1,080.15	869.32	1,057.08
10/1/2009	12/31/2009	1,130.38	1,019.95	1,115.10
1/1/2010	3/31/2010	1,180.69	1,044.50	1,169.43
4/1/2010	6/30/2010	1,219.80	1,028.33	1,030.71
7/1/2010	9/30/2010	1,157.16	1,010.91	1,141.20
10/1/2010	12/31/2010	1,262.60	1,131.87	1,257.64
1/1/2011	3/31/2011	1,344.07	1,249.05	1,325.83
4/1/2011	6/30/2011	1,370.58	1,258.07	1,320.64
7/1/2011	9/30/2011	1,356.48	1,101.54	1,131.42
10/1/2011	11/23/2011	1,292.66	1,074.77	1,161.79

*
As of the date of this Pricing Supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through November 23, 2011. Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of the Index from November 23, 2007 to November 23, 2011, based on the Index Starting Level of 1,161.79, which was the closing level of the Index on November 23, 2011.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of this Pricing Supplement.

The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Securities to such brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days after the date the Securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the Trade Date will be required, by virtue of the fact that the Securities will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-13 of the product prospectus supplement UBS-EI-STEPS.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the product prospectus supplement UBS-EI-STEPS dated October 21, 2011 under the caption “General Terms of the Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.